UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 15, 2011
TPG Specialty Lending, Inc.
(Exact name of registrant as specified in charter)

Delaware	814-00854	27-3380000
(State or Other Jurisdiction (I.R.S. Employer	(Commission File Number)	of Incorporation) Identification No.)

301 Commerce Street, Suite 3300
Fort Worth, TX	76102
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (817) 871-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Advisory Agreement
          On April 15, 2011, TPG Specialty Lending, Inc. (the “Company”) entered into an Advisory Agreement (the “Advisory Agreement”) with TSL Advisers, LLC (the “Adviser”). The Adviser also serves as the Company’s administrator under the terms of a separate Administration Agreement. Under the terms of the Advisory Agreement, the Adviser will:
•	determine the composition of the Company’s portfolio, the nature and timing of the changes to the Company’s portfolio and the manner of implementing such changes;

•	identify, evaluate and negotiate the structure of the investments the Company makes (including performing due diligence on the Company’s prospective portfolio companies);

•	determine the assets the Company will originate, purchase, retain or sell;

•	close, monitor and administer the investments the Company makes, including the exercise of any rights in the Company’s capacity as a lender; and

•	provide the Company with such other investment advice, research and related services as the Company may, from time to time, require.
          The Adviser’s services under the Advisory Agreement are not exclusive, and it is free to furnish similar or other services to others so long as its services to us are not impaired.
          Under the terms of the Advisory Agreement, we will pay the Adviser a base management fee and may also pay to it certain incentive fees.
          Unless earlier terminated as described below, the Advisory Agreement will remain in effect until April 15, 2013 and will remain in effect from year to year thereafter if approved annually by (i) the vote of the Company’s Board of Directors, or by the vote of a majority of its outstanding voting securities, and (ii) the vote of a majority of the Company’s directors who are not “interested persons” of the Company, of the Administrator or of any of their respective affiliates, as defined in the Investment Company Act of 1940, as amended. The Advisory Agreement will automatically terminate in the event of assignment and may be terminated by either party without penalty upon at least 60 days’ written notice to the other party.
          The Advisory Agreement is filed as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
Exhibit 10.1:	Advisory Agreement, dated as of April 15, 2011, between the Company and the Adviser

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPG SPECIALTY LENDING, INC. (Registrant)

Date: April 21, 2011	By:	/s/ Ronald Cami
Ronald Cami
Vice President